Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38623) pertaining to the Health Risk Management, Inc. Non-Incentive Stock Option Plan, the Registration Statement (Form S-8 No. 33-38624) pertaining to the Health Risk Management, Inc. 1990 Stock Option Plan, and the Registration Statements (Form S-8 No. 33-60390 and Form S-8 No. 333-34497) pertaining to the Health Risk Management, Inc. 1992 Long-Term Incentive Plan of our report dated September 23, 1998, with respect to the financial statements of Oxford Health Plans (PA), Inc. included in this Current Report (Form 8-K) of Health Risk Management, Inc. dated April 12, 1999, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 12, 1999